  EXHIBIT 6.7

MANAGEMENT CONSULTING AGREEMENT AMENDMENT

Further to the Management Consulting Agreement between 1196016 B.C. LTD. and Infuzed Brands Inc, dated January 31, 2019, the following changes will be made:

•         Effective May 1, 2019, the monthly management fee paid to 1196016 B.C. LTD. will increase from $3,000 to $4,000 (plus applicable taxes)

No other changes to the agreement will be made.

1196016 BC LTD

Per: /s/ Faizaan Lalani
Authorized Signatory

INFUZED BRANDS INC.

Per: /s/ Jigme Love
Authorized Signatory